Alternative Strategies Group, Inc.

Alternative Strategies Brokerage Services, Inc.

A.G. Edwards Capital, Inc.

Code of Ethics

Policy on Personal Securities Transactions and Insider Trading

Effective June 1, 2013

ALTERNATIVE STRATEGIES GROUP, INC.

ALTERNATIVE STRATEGIES BROKERAGE SERVICES, INC.

A.G. EDWARDS CAPITAL, INC.

Code of Ethics
Policy on Personal Securities Transactions and Insider Trading

Effective June 1, 2013

I.   Introduction

Alternative Strategies Group, Inc. (“ASGI”), Alternative Strategies Brokerage Services, Inc. (“ASBSI”), and A.G. Edwards Capital, Inc. (“AGE Capital”) are referred to as “we” or “us” or the “Covered Companies” throughout this Code.  The Covered Companies and their personnel have a fiduciary obligation not to make, participate in, or engage in any act, practice or course of conduct that would, in any way, conflict with the interests of their clients, or breach any applicable federal or state securities laws.  In addition, the Covered Companies and their personnel have a fiduciary obligation to their clients to protect the confidentiality of all proprietary, sensitive or other confidential information communicated to them.

This obligation encompasses the duty to at all times to:

■	place the interests of clients first;

■	act in the spirit of openness, integrity, honesty and trust; and

■	conduct all personal securities transactions in a manner consistent with the standards below.

CODE OF ETHICS

As registered investment advisers, the Covered Companies are each required to maintain a policy governing personal securities transactions and insider trading by their respective employees, officers and directors.  The Covered Companies have adopted this Code of Ethics and Policy on Personal Securities Transactions and Insider Trading (the “Code”) under Section 204A of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 204A-1 thereunder, to establish and enforce the Covered Companies’ policies and procedures governing the personal securities transactions of their personnel.  The Covered Companies believe that the Code is reasonably designed to prevent the misuse of material, nonpublic information by stipulating the policies and procedures that personnel must follow, providing the standards that govern their personal securities transactions, and outlining the policies and procedures designed to prevent Code violations.

Section 17(j) of the Investment Company Act of 1940, as amended (the “Company Act”), and Rule 17j-1 thereunder require each investment adviser to a registered investment company to adopt a written code of ethics.  Because ASGI serves as an investment adviser to several funds registered under the Company Act (“Registered Funds”), the Covered Companies have incorporated the Rule 17j-1 requirements into this Code.  In addition, the Registered Funds have adopted their own code of ethics pursuant to Rule 17j-1, a

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copy of which is attached as Exhibit 1.  Rule 17j-1 requires ASGI to provide a report to each Registered Funds’ Board of Trustees/Managers at least annually, certifying that it has procedures in place reasonably designed to prevent Access Persons from violating the Code, describing issues arising under the Code, if any, and documenting any sanction or response imposed.

This Code outlines the policies and procedures the Covered Companies’ respective employees, officers and directors must follow and the guidelines used to govern their personal securities transactions and prevent insider trading.   Personnel of the Covered Companies must avoid actions or activities that allow (or appear to allow) them or their family members to profit or benefit from their relationships with clients of the Covered Companies.   Personnel of the Covered Companies are also reminded not to use indirect means (i.e., cause or use another person) to do anything that is prohibited by law or the policies of ASGI, ASBSI or AGE Capital.

No written code of ethics can explicitly cover every situation that may arise.  Even in situations not expressly described, the Code and fiduciary obligations generally require personnel to put the client’s interests first.  The Chief Compliance Officer (“CCO”) of each Covered Company or his or her designee (together, “Compliance”) may have the obligation and duty to review and take appropriate action concerning instances of conduct that, while not necessarily violating the letter of the Code, give the appearance of impropriety.  Employees of the Covered Companies should discuss questions regarding the appropriateness of any action under this Code or under his/her fiduciary duties generally with Compliance before taking the action in question.  Similarly, an employee should consult Compliance if he/she has any questions concerning the meaning or interpretation of any Code provision.  Should the Compliance Department need to initiate an investigation or fact-finding process, all personnel must cooperate fully and honestly and respect the confidentiality of the process.

As a condition of employment, each employee, officer and director of the Covered Companies must acknowledge initial receipt of this Code by submitting the Certification and Acknowledgement Form (included as Appendix A) no later than 10 calendar days after becoming an employee of a Covered Company and certify annually that he/she has read and complied with the Code.  The process for this certification is set forth in Section III of this Code.  Personnel of the Covered Companies may be disciplined or discharged for violating this Code.  Each employee of the Covered Companies must also comply with the policies outlined in the Handbook for Wells Fargo Team Members, including the Wells Fargo Team Member Code of Ethics and Business Conduct section therein.

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II.   Definitions

“Access Person” means each employee, officer or director of a Covered Company who has access to nonpublic information regarding any client (which includes the purchase or sale of securities of any fund managed by ASGI or AGE Capital); is involved in making securities recommendations to clients; or has access to such recommendations that are nonpublic.  For purposes of this Code, all employees, officers and directors of the Covered Companies are considered to be “Access Persons” and are subject to the policies and procedures set out in this Code.

“Access Person” may also include any natural person in a control relationship to a Reportable Fund or an investment adviser, general partner or managing member to a Reportable Fund who obtains information concerning recommendations made to a Reportable Fund with regard to the purchase or sale of securities by the Reportable Fund; or anyone else the CCO designates in writing.  Compliance maintains a list of Access Persons and updates that list at least annually or more frequently as needed.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Ownership” means ownership where an Access Person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities.  Direct pecuniary interest in any class of securities includes the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities.  For example, an Access Person may be deemed to be a beneficial owner of securities held by immediate family members sharing the same household or by certain trusts, partnerships, client accounts, corporations or other arrangements where an Access Person directs the investment activities.

“Client” means an investment advisory client of the Covered Companies, including but not limited to, registered investment companies, private funds, separately managed accounts and funds/managers to which ASGI provides due diligence services.

“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.  Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 percent of the voting securities of a company shall be presumed to control such company.

“Covered Security” means a security as defined in Section 202(a)(18) of the Advisers Act or Section 2(a)(36) of the Investment Company Act, which includes:

■	Equities (including Wells Fargo & Company common stock)

■	Bonds

■	Options

■	Closed-end Registered Funds

■	Closed-end Exchange-Traded Funds (“ETFs”)

■	Initial Public Offerings (“IPOs”)

■	Limited Offerings

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■	Reportable Funds

■	Real Estate Investment Trusts (“REITs”)

■	Unit Investment Trusts (“UITs”)

“Covered Security” does not include:

■	direct obligations of the Government of the United States;

■	money market instruments including bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements;

■	shares of unaffiliated open-end investment companies registered under the Investment Company Act (non-proprietary mutual funds); or

■	shares of open-end ETFs.

“Immediate Family Member” means any of the following persons, including any such relations through adoption, who reside in the same household with an Access Person:

■	spouse	■	grandparent	■	mother-in-law
■	domestic partner	■	grandchild	■	father-in-law
■	parent	■	brother	■	daughter-in-law
■	stepparent	■	sister	■	son-in-law
■	child			■	sister-in-law
■	stepchild			■	brother-in-law

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”).

“Investment Person” means each Access Person who, as part of his or her normal duties, acts as an Investment Manager, Associate and/or Assistant who makes, participates in, or obtains information related to recommendations regarding the purchase or sale of Covered Securities.  In addition, Access Persons who are directly involved in the support, oversight and supervision of the investment management function are considered Investment Persons; e.g., certain personnel within Compliance or Operations.  An Investment Person must adhere to the applicable sections of this policy, including the pre-clearance requirements noted in the policies and procedures set out in Section IV.  Compliance maintains a list of Investment Persons and updates that list at least annually or more frequently as needed.

“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6), or pursuant to Rule 504, Rule 505 or Rule 506 under the 1933 Act.

“Purchase or Sale of a Covered Security” means the purchase or sale of a Covered Security and includes, among other things, the writing of an option to purchase or sell a Covered Security.

“Reportable Fund” means (i) any investment company registered under the Investment Company Act for which a Covered Company serves as an investment adviser as defined in Section 2(a)(20) of the Investment Company Act, or as general partner, managing member or in a similar capacity with respect thereto; and (ii) any investment company registered under the Investment Company Act whose investment adviser, principal underwriter, general partner, managing member or party acting in a similar

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capacity with respect thereto controls a Covered Company, is controlled by a Covered Company, or is under common control with a Covered Company; provided, however, that “Reportable Fund” shall not include an investment company that holds itself out as a money market fund. For purposes of this definition, "control" has the same meaning as it does in Section 2(a)(9) of the Company Act.  Compliance maintains a list of Reportable Funds that is updated at least annually, and periodically, as needed.

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III.   Certifications and Reporting

APPLICABILITY

All of the following restrictions and procedures apply to accounts over which Access Persons have control and are considered to have Beneficial Ownership, including accounts:

■
over which Access Persons have any control, influence, authority or beneficial interest, whether direct or indirect, including any account for which an Access Person is the sole owner, joint owner, trustee, co-trustee, attorney-in-fact, etc.; and

■	for which Access Persons direct activities for others, including relatives, friends, etc.

The Covered Companies’ CCO is responsible for enforcing the Code.  The CCO or designee may grant certain exceptions to the Code in compliance with applicable law, provided any requests and any approvals granted are submitted and obtained, respectively, in advance and in writing.  The CCO or designee may refuse to authorize any request for exception under the Code and is not required to furnish any explanation for the refusal.

CODE OF ETHICS CERTIFICATION AND ACKNOWLEDGEMENT

As a condition of employment, each Access Person is required to certify that he/she has received a copy of this Code and acknowledge that he/she has read, understands and will comply with the Code and related policies.  The Certification and Acknowledgement Form is attached as Appendix A, which each individual must complete no later than 10 calendar days after becoming an Access Person and annually thereafter.

INITIAL HOLDINGS REPORTS

No later than 10 calendar days after becoming an Access Person, each Access Person must provide an Initial Holdings Report that must contain, at a minimum:

■	the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership at the time he/she became an Access Person;

■
the name of any broker, dealer or bank with which the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date he/she became an Access Person; this includes reportable 529 plan accounts, Wells Fargo 401(k) Plan accounts, and external 401(k) plan accounts in which Covered Securities and Reportable Funds are or may be held; as a reminder, Covered Securities include closed-end registered funds (including those managed by ASGI) and closed-end ETFs; and

■	the date that the Access Person submits the initial Holdings Report.

The Holdings Report form is attached as Appendix B.  The information in the Report must be current as of a date less than 45 calendar days prior to the date the person became an Access Person.  Note:  Access Persons may attach copies of their statements to the report in lieu of completing it manually.

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ANNUAL HOLDINGS REPORTS

Access Persons must submit an annual Holdings Report by January 30 of each year and provide information as of a date not earlier than December 31 of the preceding year.  The Holdings Report form is attached as Appendix B.

The Covered Companies may rely on the fourth quarter acknowledgment and certification submitted via the applicable personal trading application used by their Wells Fargo division to satisfy the annual report requirement.

DUPLICATE STATEMENTS AND CONFIRMATIONS

For each reportable account outside of Wells Fargo Advisors, Charles Schwab, E*Trade and Ameritrade1, Access Persons must provide duplicate statements and duplicate confirmations to Compliance.  To arrange for the delivery of duplicate statements and duplicate confirmations, please contact Compliance for the appropriate form.  Return the form to Compliance, which will submit it to the brokerage firm on your behalf.

QUARTERLY TRANSACTION REPORTING

No later than 30 calendar days after each calendar quarter-end, each Access Person must certify all transactions in each brokerage and trading account in which he/she has Beneficial Ownership or indicate that he/she had no transactions during the quarter.  Access Persons may submit this information via the applicable personal trading application used by the Access Person’s Wells Fargo division.  The Quarterly Transaction Report must include:

■	the date of each transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

■	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

■	the price at which the transaction was effected for the Covered Security;

■	the name of the broker, dealer or bank with or through which the transaction was effected; and

■	the date on which the Access Person submits the report.

For each transaction not included on the personal trading application, the Access Person must click on “Certify” from the “Certification of Employee Transactions” page and then click on “ADD TRANSACTIONS” in the upper left-hand corner to enter the information for each missing transaction.

1 Brokerage firms that currently provide Wells Fargo with online access to their clients’ trading records.

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QUARTERLY BROKERAGE ACCOUNT CERTIFICATION

No later than 30 calendar days after each calendar quarter-end, each Access Person must certify all brokerage and trading accounts in which he/she has Beneficial Ownership via the applicable personal trading application used by the Access Person’s Wells Fargo division.  For brokerage accounts not included on the application, the Access Person must click on the “ADD BROKERAGE ACCOUNT” link under “Brokerage Accounts” to enter the following information:

■	name of the broker, dealer or bank with which the Access Person established the account;

■	account name and number;

■	date the account was established; and

■	date that the Access Person submits the report.

Reminder:  Access Persons must notify Compliance in writing regarding any new brokerage account within 10 calendar days of opening the account, or prior to placing an initial trade.

Access Persons should refer to the current Code of Ethics FAQs for additional information and detailed instructions for entering missing transactions or brokerage accounts.

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IV.   Personal Trading

PRE-CLEARING COVERED SECURITY TRADES

The Covered Companies’ policy requires that Access Persons who are also deemed to be Investment Persons must pre-clear personal trades with Compliance on the trade date prior to purchasing or selling a Covered Security.

Prior to submitting a personal trade for pre-clearance, Investment Persons should determine that his or her reason for placing the trade does not involve any conflict of interest, including information considered material and nonpublic.  Specifically, any trades placed in personal securities accounts based on insider information and/or tipping of such information is strictly prohibited (see Section VI — Insider Trading).

These procedures apply to all transactions in Covered Securities held in accounts in which Investment Persons have a beneficial interest and/or over which they exercise influence or control, including accounts for their immediate family members or other household accounts.  These procedures also apply to securities transactions within a 529 plan or a 401(k) plan unless the transactions occur through an automatic investment plan or through direct stock purchase plans.

Access Persons may submit requests for pre-clearance of trades via the applicable personal trading application used by the Covered Companies’ Wells Fargo division.

Note — Pre-clearance does not assure that the trade will not violate policy; Investment Persons must ensure that they do not place any trades in ASGI or AGE Capital client accounts in the same security after the trade has been pre-cleared on the same day.

To pre-clear while out-of-office, either e-mail asgiasbsicoe@wellsfargo.com or contact the Compliance Consultant responsible for personal trading for the Covered Companies.

RESTRICTED AND PROHIBITED TRADES

Rule 204A-1 of the Advisers Act and Rule 17j-1 of the Investment Company Act require that Access Persons of investment advisers pre-clear any purchase in a Limited Offering; i.e., a private placement, an LP or LLC (including hedge funds).  Private funds managed by the Covered Companies or an affiliate of Wells Fargo, including proprietary hedge funds and closed-end funds registered under the Investment Company Act, are considered to be Limited Offerings.  It is the Covered Companies’ policy that an Access Person must contact Compliance to pre-clear any purchase of a Limited Offering on the trade date before the trade is executed.  In addition, because an Access Person could have information regarding a proprietary hedge fund that would give him/her a trading advantage, perhaps to the detriment of one of the client accounts of a Covered Company, it is also the Covered Companies’ policy that Access Persons must contact Compliance to pre-clear any sale in Limited Offerings.

Access Persons may not purchase securities in an Initial Public Offering (“IPO”) or participate in an Investment Club without prior approval from Compliance.  If Compliance approves the participation in an Investment Club, the Access Person may be required to pre-clear trades for the Investment Club in which he/she is a member.

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WELLS FARGO & COMPANY SECURITIES

Covered Company employees are prohibited from engaging in any transaction in Wells Fargo & Co. securities that is not in compliance with applicable requirements of the Wells Fargo Team Member Code of Ethics and Business Conduct set forth under the heading “Avoid Conflicts of Interest—Personal Trading and Investment—Derivative and Hedging Transactions in Securities Issued by Wells Fargo” in Section V.D.2 thereof, as the same may be amended from time to time.  A copy of this policy is available on the Wells Fargo & Company web site.

Additionally, Access Persons may not invest in options (other than employee stock options) and other derivatives involving securities issued by Wells Fargo, including puts, calls, short sales, futures contracts or other similar transactions.  An Access Person who received employee stock options must pre-clear the sale of such options before exercising the options.

EXEMPT SECURITIES AND TRANSACTIONS

Securities excluded from the definition of Covered Securities are exempt from pre-clearance requirements as well as initial, quarterly and annual reporting requirements; these include:

■	direct obligations of the Government of the United States;

■	money market instruments such as bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements;

■	shares of unaffiliated open-end investment companies registered under the Investment Company Act (non-proprietary mutual funds); and

■	shares of open-end ETFs.

Although transactions in proprietary open-end mutual funds advised by an affiliate of the Covered Companies are exempt from pre-clearance requirements, such transactions are subject to the initial, quarterly and annual reporting requirements.

Because closed-end registered funds and closed-end ETFs are Covered Securities; transactions in closed-end registered funds (including those managed by ASGI) and closed-end ETFs are not exempt from the pre-clearance and reporting requirements.

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V.   Compliance Post-Trade Review

DELINQUENT CERTIFICATIONS

At least quarterly, Compliance will review reports, files and/or other information to monitor for any late, missing or incomplete Certification forms, Acknowledgement of the Code, Holdings Report, and Account Certifications (if applicable) certifications.  Compliance will follow up with the Access Person to obtain the required report(s) and, if any, determine whether to apply any penalties.  See Section VII of this Code for more information related to potential disciplinary actions.

TRADING RESTRICTION BREACHES

If Compliance determines that a breach of a trading restriction has occurred, Compliance will notify the applicable Access Person of the possible violation.  Once the Access Person has received the notification and corresponding possible violation detail, he/she must respond in writing to Compliance within 14 calendar days of receipt to provide an explanation detailing all circumstances concerning the noted possible violation(s).

Before determining that an Access Person has violated the Code of Ethics, Compliance will provide the person an opportunity to furnish explanatory material.  While no individual is required to participate in a determination of whether he or she has committed a violation or discuss the imposition of any sanction against himself or herself, Compliance will escalate any failure to respond within the specified timeframe to Senior Management of the applicable Covered Company.

After receiving all responses, Compliance will conduct an analysis to determine any trends, evaluate the legitimacy of explanations, and possible disciplinary actions.  Compliance will contact in writing the Senior Management of the applicable Covered Company if further disciplinary action appears to be warranted for Code of Ethics violations.

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VI.   Insider Trading

Insider trading refers generally to buying or selling a security in breach of fiduciary duty or other relationship of trust and confidence while in possession of material, nonpublic information.  Rule 10b-5 under the 1934 Act prohibits trading on the basis of inside information.

Inside and nonpublic information:  Any information about a business organization that is not generally available to or known by the public.

Material inside information:  Inside and nonpublic information is considered “material” if it is likely that an investor would consider the information important in making a decision to buy or sell a company’s securities, whether stock, bonds, notes, debentures, limited partnership units, or other equity or debt securities.  Inside information is presumed to be “material” if it relates to, among other things, any of the following:

■	Earnings, or financial results, before publicly disclosed

■	Dividend increases or decreases

■	Changes in previously released earnings estimates

■	Significant gains or losses

■	Significant expansion or curtailment of operations

■	Significant merger or acquisition proposals or agreements

■	Significant purchase or sale of assets

■	Significant new products or discoveries

■	Significant borrowing

■	Major litigation

■	New debt or equity offerings

■	Liquidity problems

■	Significant management changes.

No person covered by this Code may buy or sell a security, either personally or on behalf of others, while in possession of material, nonpublic, inside information regarding that security.  This includes “tipping” of information to others who trade on behalf of their own accounts.

Information is considered material if there is a substantial likelihood that a reasonable investor would consider it important in deciding how to act.  Information is considered nonpublic when it has not been made available to investors generally.  Information becomes public once it is publicly disseminated.  Limited disclosure does not make the information public (for example, if an insider makes information available to a select group of individuals, it is not public).  Examples of illegal and prohibited insider trading and related activity include, but are not limited to, the following:

●
Tipping of material, Nonpublic Information is illegal and prohibited.  A person is tipping when he/she gives Nonpublic Information about an issuer to someone else who then trades in securities of the issuer.

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●	Front-running is illegal and prohibited. A person is front-running if he/she trades ahead of an Account order in the same or equivalent security (such as options) to make a profit or to avoid a loss.

●
Scalping is illegal and prohibited.  A person is scalping when he/she purchases or sells a security (or an equivalent security) for his/her own account before that that security or equivalent is recommended/bought or recommended/sold for a client’s Account.

Using Nonpublic Information about an Account or Advisory Activities

Team members may not:

■
Share with any other person (unless it is are permitted or required by law, it is necessary to carry out their duties, and appropriate confidentiality protections are in place, as necessary) any Nonpublic Information about an Account , including, without limitation:  (a) any securities holdings or transactions of an Account; (b) any securities recommendation made to an Account; (c) any securities transaction (or transaction under consideration) by an Account, including information about actual or contemplated investment decisions; (d) any changes to portfolio management teams of Reportable Funds; (e) any information about planned mergers or liquidations of Reportable Funds; and (f) any ASGI Valuation Committee proceedings and plans for future actions (either through attendance at, or receipt of the output from, such proceedings).

■	Use any Nonpublic Information regarding an Account in any way that might compete with, or be contrary to, the interest of such Account.

■	Use any Nonpublic Information regarding an Account in any way for personal gain.

Access Persons must not trade for their own accounts or recommend trading on the basis of material or inside and nonpublic information in their possession.  Access Persons must observe the limitations imposed by the federal securities laws, particularly Rule 10b-5 of the Securities Exchange Act of 1934.

If an Access Person has any question as to whether information is inside or material, nonpublic information, he or she must resolve the question(s) before trading, recommending trading or divulging the information.

An Access Person who has any unresolved question in his/her mind as to whether information is inside or material, nonpublic information, he/she should contact the relevant Covered Company’s Chief Compliance Officer.  Wells Fargo’s Law Department will be consulted prior to trading or recommending trading.

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VII.    Potential Penalties

Compliance will report violations of the Code quarterly, or as they occur, to the Senior Management of the relevant Covered Company.  Each Access Person must immediately report to the CCO of his/her Covered Company any known or reasonably suspected violations of this Code of which he or she becomes aware.

Potential penalties include a notice of caution or censure, assessment of fines, disgorgement of profits, dismissal and/or referral to authorities.  A consistent pattern of violating this Code could lead to dismissal.

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VIII.   Administration

Each Covered Company’s Chief Compliance Officer is responsible for administering this Code.

Any Access Person who has knowledge of misconduct relating to, or wishes to express concern about, provisions of the Code or accounting, internal accounting controls or auditing matters and/or a violation of any federal or state securities law should submit the facts or his/her concerns in writing to the CCO of the applicable Covered Company.  Alternatively, if the individual feels uncomfortable with that process, Wells Fargo established the EthicsLine for team members to call or access online to report such apparent violations, and individuals may choose to use EthicsLine anonymously.  The Audit and Examination Committee of the Wells Fargo & Company Board of Directors will oversee the investigation of concerns raised about accounting, internal accounting controls, and auditing matters.

All contact with EthicsLine is treated as confidential to the extent permitted by law, and no retaliation may be taken against an individual for providing information in good faith about possible violations of the Covered Companies’ Code of Ethics or the Wells Fargo Code, or violations of laws, rules or regulations.  The Corporate and Criminal Fraud Accountability Act, Title VIII, of the Sarbanes-Oxley Act (“SOX”) contains a provision to protect employees of publicly traded companies who provide information or otherwise assist in any resulting investigation.  Additionally, the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010 provided incentives and protection for individuals who report potential fraudulent activities related to securities.

Any such report will be held in the strictest of confidence and shall not be disclosed except when required pursuant to the Code, the policy of a Covered Company, this procedure or by law.  Under some circumstances, federal regulations may require Wells Fargo to report activity that it suspects may violate certain criminal laws.  These regulations also require Wells Fargo to report certain types of suspicious activity, including conduct or activity by Wells Fargo’s clients or employees.

The Covered Company’s CCO or designee may grant certain exceptions to the Code in compliance with applicable law, provided any requests and any approvals granted are submitted and obtained, respectively, in advance and in writing.  The CCO or designee may refuse to authorize any request for exception under the Code and is not required to furnish any explanation for the refusal.

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IX.   Confidentiality

All reports of personal securities transactions, holdings and any other information filed pursuant to this Code will be kept confidential, provided, however, that such information may also be subject to review by appropriate Compliance personnel, the appropriate CCO and/or Senior Management of a Covered Company, and their legal counsel.  Such information will also be provided to the Securities and Exchange Commission or other government authority when properly requested or pursuant to a court order.

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APPENDIX A

CERTIFICATION AND ACKNOWLEDGEMENT

Alternative Strategies Group, Inc.

Alternative Strategies Brokerage Services, Inc.

A. G. Edwards Capital, Inc.

(the “Covered Companies”)

Code of Ethics
Policy on Personal Securities Transactions and Insider Trading

I hereby certify that I have received a copy of the Covered Companies’ Code of Ethics Policy on Personal Securities Transactions and Insider Trading and acknowledge that I have read it and understand it.  I have had the opportunity to ask any questions I may have concerning the meaning and interpretation of the provisions of the Code of Ethics, and I understand the obligations set forth therein that are applicable to me.  I agree to abide by and comply with all such policies and procedures.
Print Name:	Employee ID:
Signature:	Date Signed:

COMPLIANCE REVIEW
Reviewed by:	Employee ID:
Signature:	Date Signed:

The Certification and Acknowledgement form is due 10 calendar days from date of first receipt and on an annual basis thereafter.

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APPENDIX B

Alternative Strategies Group, Inc.

Alternative Strategies Brokerage Services, Inc.

A. G. Edwards Capital, Inc.

(the “Covered Companies”)

HOLDINGS REPORT

PERSONAL HOLDINGS DISCLOSURE

☐           I have attached a report that includes at least the security name and number of shares or principal amount of each non-exempt security in which I have any beneficial ownership within each of my brokerage accounts as listed below.

☐           In lieu of this report, attached is an account statement no older than 45 calendar days.

☐           I have no holdings except for those securities exempt by the Code.

DUPLICATE TRADE CONFIRMATIONS AND STATEMENTS

☐           I have directed the following firms with which I have a personal securities account to provide duplicate copies of trade confirmations and duplicate statements for all accounts in which I have any beneficial ownership.*

List all firms and provide each account name and account number at that institution:

☐           I have no personal brokerage account at Wells Fargo or any other firm.

I hereby certify that the information provided herein is complete and accurate.  I also acknowledge that I have received, reviewed and understand the current Code of Ethics Policy on Personal Securities Transactions and Insider Trading and that I have complied with all of its requirements.

Print Name:	Employee ID:
Signature:	Date:

The Holdings Report form is due ten (10) calendar days from date of receipt and annually thereafter.

COMPLIANCE REVIEW
Date Received:	Date Reviewed:
Reviewed by:	Signature:

*Forward copies of broker(s) documentation (except for Wells Fargo Advisors, Charles Schwab, E*Trade and Ameritrade) to:
Dede Dunegan
Alternative Strategies
Wells Fargo Wealth Compliance
MAC  A0112-063
550 California St, 6th Floor
San Francisco, CA  94163

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EXHIBIT 1

ASGI AGILITY INCOME FUND

ASGI AURORA OPPORTUNITIES FUND, LLC

ASGI CORBIN MULTI-STRATEGY FUND, LLC

ASGI MESIROW INSIGHT FUND, LLC

(each the “Fund” and collectively, the “Funds”)

CODE OF ETHICS

Under Rule 17j-1 of the Investment Company Act of 1940, as amended

Effective April 2, 2012

It is the policy of Alternative Strategies Group, Inc. (the “Adviser”) and the Funds that  the Funds’ personnel, the Adviser, and any Sub-adviser or Principal Underwriter should seek at all times to (1) place the interests of Funds’ investors first; (2) conduct all personal securities transactions in a manner that is consistent with this Code of Ethics (the “Code”) and in such a manner as to avoid any actual or potential conflict of interest or any abuse of the individual’s position of trust and responsibility; and (3) adhere to the fundamental standard that the Funds’ Access Persons, the Adviser, and any Sub-adviser or Principal Underwriter should not take inappropriate advantage of their position or engage in any act, practice or course of conduct that would violate this Code, the fiduciary duty owed to the Funds’ investors, or the provisions of Section 17(j) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) and Rule 17j-1 thereunder.

The Adviser and any Sub-adviser or Principal Underwriter of the Funds impose additional reporting and review requirements and restrictions on the personal securities transactions of their personnel.  The Board of Trustees/ Managers of the Funds (the “Funds’ Board”) has determined that, in addition to the requirements of this Code, the Funds will apply the standards and reporting and review requirements established by these organizations to those of its officers and trustees/managers who are affiliated with these organizations.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield against liability for personal trading or other conduct that violates a fiduciary duty to the Funds’ investors.

I.	DEFINITIONS

“Access Person” means (i) any Advisory Person of the Funds or of the Adviser or any Sub-adviser; or (ii) any member, director, officer, general partner or manager of a Principal Underwriter who in the ordinary course of business makes, participates in or obtains information regarding the Purchase or Sale of a Covered Security by a Fund for which such person acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the Purchase or Sale of a Covered Security.

“Adviser” means Alternative Strategies Group, Inc.

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“Advisory Person” of the Funds, the Adviser or a Sub-adviser means:  (i) any member, director, manager, officer, general partner or employee of the Funds, the Adviser or any Sub-adviser (or of any company in a Control relationship to the Funds, the Adviser or any Sub-adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the Purchase or Sale of a Covered Security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchase or sale; and (ii) any natural person in a Control relationship to a Fund, the Adviser or any Sub-adviser who obtains information concerning recommendations made to the Fund with regard to the Purchase or Sale of a Covered Security by a Fund.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Ownership” means ownership where an Access Person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities.  Direct pecuniary interest in any class of securities includes the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities.  For example, an Access Person may be deemed to be a beneficial owner of securities held by immediate family members sharing the same household, or by certain trusts, partnerships, client accounts, corporations or other arrangements.

“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.  Any Access Person who owns beneficially, either directly or through one or more controlled companies, more than 25 percent of the voting securities of a company shall be presumed to control such company.

“Covered Security” means a security as defined in Section 2(a)(36) of the Investment Company Act, except that it does not include:

■	direct obligations of the U.S. Government;

■	bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements; or

■	shares issued by non-proprietary open-end investment companies registered under the Investment Company Act.

“Independent Manager” means a manager of a Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act and who would be required to make a report under Section III of this Code solely by reason of being a manager of the Fund.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6), or pursuant to Rule 504, Rule 505 or Rule 506 under the 1933 Act.

“Purchase or Sale of a Covered Security” means the purchase or sale of a Covered Security and includes, among other things, the writing of an option to purchase or sell a Covered Security.

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“Security Held or to be Acquired by a Fund” means (i) any Covered Security which, within the most recent 15 calendar days:  (A) is or has been held by a Fund; or (B) is being or has been considered by a Fund or the Adviser for purchase by a Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in part (i) of this paragraph.

“Sub-adviser” means Perella Weinberg Partners Capital Management, L.P.; Aurora Investment Management, L.L.C.; Corbin Capital Partners, L.P.; or Mesirow Advanced Strategies, Inc.

II.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

An Advisory Person of a Fund, the Adviser or a Sub-adviser must obtain written approval from the Fund, the Adviser or the Sub-adviser prior to directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.

III.	REPORTING

Initial Holdings Reports

Except as otherwise provided in this Code, every Access Person of the Fund and every Access Person of the Adviser and the Sub-adviser or Principal Underwriter shall report to the Fund, the Adviser, Sub-adviser or Principal Underwriter, as applicable, no later than 10 calendar days after the person becomes an Access Person, the following information (which information must be current as of a date less than 45 calendar days prior to the date the person becomes an Access Person):

■	the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

■
the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

■	the date that the Access Person submits the report.

An Independent Trustee/Manager of a Fund need not make an initial holdings report.

Quarterly Transaction Reports

Except as otherwise provided in this Code, every Access Person of each Fund and every Access Person of the Adviser or a Sub-adviser or Principal Underwriter shall report to the Fund, the Adviser, Sub-adviser or Principal Underwriter, as applicable, no later than 30 calendar days after the end of each calendar quarter, the following information:
1.
With respect to any transaction during the quarter in a Covered Security in which the Access Person had, or by reason of such transaction acquired, any direct or indirect Beneficial Ownership in the Covered Security:

	■	the date of the transaction, the title, the interest rate and maturity date (if applicable), and the number of shares and the principal amount of each Covered Security involved;
	■	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
	■	the price of the Covered Security at which the transaction was effected;

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	■	the name of the broker, dealer or bank with or through which the transaction was effected; and
	■	the date that the Access Person submits the report.

2.	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:
	■	the name of the broker, dealer or bank with which the Access Person established the account;
	■	the date the account was established; and
	■	the date that the Access Person submits the report.

An Independent Trustee/Manager of the Fund(s) need only report a transaction in a Covered Security in a quarterly transaction report if such Trustee or Manager, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as an Independent Trustee/Manager of a Fund(s), should have known that, during the 15-day period immediately before or after the date of the transaction by such Independent Trustee/Manager, such Covered Security was purchased or sold by the Fund(s) or was being considered by the Fund(s), the Adviser or the Sub-adviser for purchase or sale by the Fund(s).

An Access Person need not make a quarterly transaction report under this Section III with respect to transactions effected pursuant to an Automatic Investment Plan or if a report is made on the applicable personal trading application used by their Wells Fargo division.

Annual Holdings Reports

Except as otherwise provided in this Code, every Access Person of the Funds and every Access Person of the Adviser, and any Sub-adviser or Principal Underwriter, shall report to the Fund(s), the Adviser, and the Sub-adviser or Principal Underwriter, as applicable, annually the following information (which must be current as of a date less than 45 calendar days before the report is submitted):

■	the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

■	the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

■	the date that the Access Person submits the report.

An Independent Trustee/Manager of the Funds need not make an annual holdings report.

Initial Holdings Reports, Quarterly Transaction Reports, and Annual Holdings Reports

Notwithstanding Section III of this Code, an Access Person need not make a report to the Adviser under this Code to the extent the information in the report would duplicate information required to be recorded by the Adviser under Rule 204-2(a)(13) under the Investment Advisers Act of 1940, as amended, or if a report is made on the applicable personal trading application used by their Wells Fargo division.

A person need not make a report under this Section III with respect to transactions effected for, and a Covered Security held in, any account over which the person has no direct or indirect influence or Control.

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Disclaimer

Any report under this Section III may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the security to which the report relates.

IV.   ADMINISTRATION OF THIS CODE OF ETHICS

General Rule

The Funds, the Adviser, and any Sub-adviser or Principal Underwriter must use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Code.

Written Report to Fund Board

No less frequently than annually, the Funds, the Adviser, and any Sub-adviser or Principal Underwriter must furnish to the Fund Board, and the Fund Board must consider, a written report that:

■
describes any issues arising under this Code or related procedures since the last report to the Fund Board, including, but not limited to, information about material violations of this Code or procedures and any sanctions imposed in response to such material violations; and

■	certifies that the respective Funds, the Adviser, and any Sub-adviser or Principal Underwriter have adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

Disclaimer

Any report under this Section III may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the security to which the report relates.

V.   ADMINISTRATION OF THIS CODE OF ETHICS

General Rule

The Funds, the Adviser, and any Sub-adviser or Principal Underwriter must use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Code.

Written Report to Fund Board

No less frequently than annually, the Funds, the Adviser, and any Sub-adviser or Principal Underwriter must furnish to the Fund Board, and the Fund Board must consider, a written report that:

■
describes any issues arising under this Code or related procedures since the last report to the Fund Board, including, but not limited to, information about material violations of this Code or procedures and any sanctions imposed in response to such material violations; and

■	certifies that the respective Funds, the Adviser, and any Sub-adviser or Principal Underwriter have adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

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